UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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☐ Definitive Consent Statement
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☒ Soliciting Material Pursuant to §240.14a-12

Scio Diamond Technology Corporation
(Name of Registrant as Specified In Its Charter)

Thomas P. Hartness
Kristoffer Mack
Paul Rapello
Glen R. Bailey
Marsha C. Bailey
Kenneth L. Smith
Bernard M. McPheely
James Carroll
Robert M. Daisley
Michael McMahon
Ben Wolkowitz
Craig Brown
Ronnie Kobrovsky
Lewis Smoak

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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Bernard M. McPheely
303 Golden Wings Way
Greer, South Carolina 29650
Telephone: (864) 915-0912
E-mail: bernmcpheely@gmail.com

May 1, 2014

Edward S. Adams, Esq.	Theodorus Strous
2010 West 49th Street	411 University Ridge, Suite D
Minneapolis, MN 55409	Greenville, SC 29601
E-Mail: edwardsadams@yahoo.com	E-Mail: tstrous@yahoo.com

Robert C. Linares	Mike McMahon
P.O. Box 336	411 University Ridge, Suite D
Sherborn, MA 01770	Greenville, SC 29601
E-mail: bob_linar@hotmail.com	E-mail: mmcmahon@sciodiamond.com

Re:  Scio April 29, 2014 Press Release

Gentlemen:

We at Save Scio have read Scio Diamond Technology Corporation’s (OTCBB: SCIO) press release issued on April 29, 2014.

Let us begin by stating that we are excited to hear the news regarding the efforts of the Company’s management to grow the business and increase revenues.  Make no mistake, our issues are not with management, whom we laud for their efforts in spite of the difficult circumstances created by the Board.  It is for this reason that we seek to nominate the Company’s CEO, Michael McMahon, to the Board in an effort to further increase his effectiveness as a leader of the Company.

Unfortunately, however, the Board appears committed to continuing its entrenchment and playing its games.  According to the press release, the Board “has set a tentative schedule for a stockholders’ meeting during the Company’s fiscal 3rd quarter.”  Adams’ never-ending promises to hold a stockholder meeting “in the coming quarters” or “next year” is a far too common experience for myself and many of the stockholders who will read this letter.  It has been Adams’ modus operandi for far too long to make such empty promises and continue taking money and shares out of the Company while share prices fall and losses mount.

It has been almost three years without a stockholder meeting.  If you went to the trouble of blocking out a three-month window to “tentatively” schedule a meeting, you could have easily set a date for the meeting—but you didn’t. If you were serious about giving stockholders a voice, you would stop using corporate governance gimmicks to silence stockholders and call a meeting and provide stockholders the opportunity to vote on Save Scio’s candidates and the current directors.  If put to them on an upcoming final exam, we can safely assume that even the students in the corporate law classes taught by Adams would agree that directors work for the stockholders, not the other way around, or that annual meetings of stockholders should occur at least once in a twelve month period.  If not, one has to wonder what the University of Minnesota law school is teaching its students.

The Board should put an end to this distraction and work with Save Scio to call a meeting of the stockholders soon that allows all stockholders a meaningful opportunity to decide who should lead the Company going forward.

Sincerely,

Bernard M. McPheely

Additional Information

About Save Scio.  Save Scio is a group of concerned stockholders of Scio Diamond Technology Corporation (“Scio”) consisting of the Thomas P. Hartness Revocable Trust u/a DTD July 30, 2010, Kristoffer Mack, Paul Rapello, Glen R. Bailey and Marsha C. Bailey as joint tenants and Mr. Bailey in his individual capacity, Kenneth L. Smith, the Bernard M. McPheely Revocable Trust U/A DTD May 25, 2011, James Carroll and the Guarantee & Trust Co. TTEE James Carroll r/o IRA, and Robert M. Daisley.  The details of our group, including names and share ownership, can be found on our Statement on Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on November 28, 2012, Amendment No. 1 filed with the Commission on March 24, 2014, and Amendment No. 2 filed with the Commission on April 14, 2014.

SAVE SCIO INTENDS TO FILE WITH THE COMMISSION A DEFINITIVE CONSENT  STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT CONSENTS FROM THE STOCKHOLDERS OF SCIO IN LIEU OF A MEETING. ALL STOCKHOLDERS OF SCIO ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF CONSENTS FROM THE STOCKHOLDERS OF SCIO BY SAVE SCIO AND BEN WOLKOWITZ, CRAIG BROWN, RONNIE KOBROVSKY, LEWIS SMOAK AND MICHAEL MCMAHON (COLLECTIVELY, THE “PARTICIPANTS”) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE CONSENT STATEMENT AND FORM OF CONSENT WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF SCIO AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, SAVE SCIO WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD (WHEN AVAILABLE) WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN ANNEX A TO THE SCHEDULE 14A FILED BY SAVE SCIO WITH THE COMMISSION ON APRIL 14, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

CONTACT: Bernard M. McPheely, Save Scio, phone: (864) 915-0912; email: bernmcpheely@gmail.com.